Exhibit 99.1

We hereby consent to the inclusion of our opinion letter, dated September 3, 2019, to the Board of Directors of OpGen, Inc. (the “Company”), attached as Appendix B to, and reference to such opinion letter under the heading “Opinion of OpGen’s Financial Advisor” in, the Registration Statement on Form S-4 of OpGen, Inc. (the “Registration Statement”), relating to the proposed business combination transaction involving the Company and Curetis N.V. By giving such consent, we do not admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ CROSSTREE CAPITAL NEW YORK, LLC

November 12, 2019